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                                                                   EXHIBIT 99.12

FOR IMMEDIATE RELEASE

Lithium Technology Corporation Signs Agreement to Acquire 100% Interest in GAIA
                 and the Two Companies Combine Their Operations

Plymouth Meeting, Pennsylvania, December 5, 2002. Lithium Technology Corporation, ("LTC", "the Company") (OTC Bulletin Board LITH.OB), a pilot line stage rechargeable lithium battery manufacturer, announced today that it has signed a Share Exchange Agreement which at closing will give LTC a 100% interest in GAIA GmbH (GAIA), a privately held German lithium-polymer battery company. On October 4, 2002, LTC acquired a 60% interest in GAIA, and upon the closing of the second Share Exchange Agreement, LTC will acquire the remaining 40%. (See LTC News Release of October 8, 2002). LTC will acquire the remaining interest in GAIA through the acquisition of 40% of the outstanding shares of GAIA Holding, a private limited liability company incorporated under the laws of the Netherlands, which is the 100% beneficial owner of GAIA. The closing of the second share exchange is expected to be completed on or about December 13, 2002.

The GAIA operations and staff have now been effectively combined into LTC as a single cohesive entity with two operating locations -- GAIA USA at Plymouth Meeting PA and GAIA Europe at Nordhausen, Germany. On November 26, 2002, the appointment by the LTC Board of Directors of Dr. Franz J. Kruger (CEO of GAIA) as President and COO of LTC, became effective. Mr. Ralf Tolksdorf (CFO of GAIA) has also been appointed by the LTC Board of Directors as CFO of LTC and Mr. William D. Walker, LTC's previous CFO, has assumed a role of consultant to the Company. In a related action, the LTC Board of Directors has approved the appointment of four additional directors, making a total of nine, as of November 26, 2002. In addition to Dr. Kruger and Mr. Tolksdorf, the other new directors are Mr. Harry H. van Andel, CEO of Arch Hill Capital N.V. of the Netherlands, and Dr. Marnix Snijder, University Professor and International Financial/Tax Consultant.

Dr. Kruger began his career with the large German battery company Varta in 1976. Other than a three year stint with Raychem Corporation in California, he held a series of increasingly important positions with Varta, culminating as Managing Director of Central R&D and Electric Vehicle batteries prior to his departure in 1998 to establish his own consulting group. He joined GAIA in February 2001. Dr. Kruger is well known in the international battery community and has a comprehensive technical knowledge of lithium-based battery technology and production. Mr. Tolksdorf has over 10 years experience as a Management Consultant and as a Managing Director in various business and industrial firms in Europe. Mr. Tolksdorf joined GAIA in November 2000, having previously served as a financial consultant to the firm since December 1999.

LTC's Chairman and CEO, Mr. David J. Cade said: "These latest developments represent important milestones in the history of LTC. The path to commercialization of our unique technology and products is now clear and we have significantly enhanced the breadth and depth
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of our management team and Board of Directors. In Dr. Kruger we have a proven battery industry leader who will play a key role in assuring the Company's success, and Mr. Tolksdorf is our principal executive in effectively consolidating the financials of the German and US operating units to meet LTC's SEC reporting responsibilities."

In another corporate governance matter, the LTC Board of Directors has approved the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent accountants effective November 18, 2002. PricewaterhouseCoopers Accountants N.V. of the Netherlands is the auditor for Arch Hill Capital, which is now a controlling investor in LTC as a result of the Share Exchange transaction. The engagement of PricewaterhouseCoopers LLP will permit utilizing one accounting firm in both Europe and the U.S.

LTC is sampling customers with unique lithium based rechargeable prototype batteries for automotive, stationary power and national security applications. The batteries will carry a GAIA brand name and trademark. One of LTC's principal targets is the 42-Volt automotive battery, which is gaining increasing acceptance in Japan, Europe and the U.S. As previously announced, one of the Company's 42-Volt prototypes is under test in Europe under the auspices of the European "Astor" consortium of seven auto manufacturers assessing new power sources. (See LTC News Release of September 17, 2002).

The foregoing information contains forward-looking statements which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC's actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

CONTACT USA:                              CONTACT EUROPE:
LITHIUM TECHNOLOGY CORPORATION            GAIA AKKUMULATORENWERKE GMBH
PHONE: (610) 940-6090 EXT. 108            PHONE:  +49 36 31 - 61 67 0
FAX:   (610) 940-6091                     FAX:  +49 36 31 - 61 67 16
E-MAIL: investorrelations@lithiumtech.com E-MAIL: info@gaia-akku.com

CONSULTING FOR STRATEGIC GROWTH I, LTD.   SCHWERDTMANN & PARTNER
PHONE: (800) 625-2236                     PHONE: +49 5721 9383988
FAX: (212) 697-0910                       FAX: +49 5721 9393989
E-MAIL: cfsg@consultant.com               E-MAIL: peter.schwerdtmann@t-online.de